Prospectus Supplement No. 8	Filed Pursuant to Rule 424(b)(3) and Rule 424(b)(7)
(To Prospectus dated August 22, 2006)	Registration Number 333-136819
$143,750,000
QUANTA SERVICES, INC.
3.75% Convertible Subordinated Notes Due 2026
and the Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by selling security holders of our 3.75% Convertible Subordinated Notes Due 2026 and the shares of our common stock issuable upon conversion of the notes.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the original prospectus dated August 22, 2006, Supplement No. 1 to such prospectus dated August 31, 2006, Supplement No. 2 to such prospectus dated September 14, 2006, Supplement No. 3 to such prospectus dated September 28, 2006, Supplement No. 4 to such prospectus dated November 1, 2006, Supplement No. 5 to such prospectus dated January 11, 2007, Supplement No. 6 to such prospectus dated January 31, 2007 and Supplement No. 7 to such prospectus dated April 25, 2007. The terms of the notes are set forth in the original prospectus.
Investing in these securities involves risks. See “Risk Factors” beginning on page 10 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the shares of common stock issuable upon conversion of the notes or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 25, 2007.

SELLING SECURITY HOLDERS
     The information in the table appearing under the heading “Selling Security Holders” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below. This information was furnished to us by the selling security holders listed below on or before April 24, 2007.
     Based on information provided by the selling security holders, none of the selling security holders has held any position or office or has had any material relationship with us within the past three years.

Shares of
	Principal		Shares of		Common
	Amount of		Common		Stock
	Notes		Stock	Shares of	Beneficially	Percentage
	Beneficially	Percentage	Beneficially	Common	Owned	of Common
	Owned and	of Notes	Owned Prior	Stock	After	Stock
Name	Offered	Outstanding	to Offering	Offered	Offering	Outstanding
Delta Airlines Master Trust (1)	$1,785,000	1.24%	149,246 (2)	79,652	69,594 (2)	*

*	Less than one percent
(1)   Calamos Advisors LLC, as the investment advisor to this security holder, has voting and dispositive power over the securities held by this security holder. Nick Calamos is the head of investments and co-chief investment officer of Calamos Advisors LLC.
(2)   Includes ownership of $775,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.